Exhibit 10.19.2

Amendment No. 1

GOOD FAITH COMPLIANCE AMENDMENT FOR THE

ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT OF 2001 (EGTRRA)

This amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder.

This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

COVENTRY HEALTH CARE, INC. RETIREMENT SAVINGS PLAN

The Plan named above gives the Employer the right to amend it at any time. According to that right, the Plan is amended as follows:

DISTRIBUTION UPON SEVERANCE FROM EMPLOYMENT
Effective date. This section shall apply for distributions due to severance from employment occurring after December 31, 2001 and distributions that are processed after December 31, 2001 regardless of when the severance from employment occurred.

New distributable event - Distribution Upon Severance From Employment. A Participant’s Elective Deferral Contributions, Qualified Nonelective Contributions, Qualified Matching Contributions, and earnings attributable to these Contributions shall be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

Signed this 14th day of May, 2002.

By /s/ Patrisha Davis

Chief HR Officer
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